Exhibit 10.8
NON-COMPETE, CONFIDENTIALITY AND
DIRECTOR NON-REMOVAL AGREEMENT
DATED AS OF JANUARY 3, 2008

NON-COMPETE, CONFIDENTIALITY AND
DIRECTOR NON-REMOVAL AGREEMENT
     THIS NON-COMPETE, CONFIDENTIALITY AND DIRECTOR NON-REMOVAL AGREEMENT (as the same may be amended, modified or supplemented in accordance with its terms, this “Agreement”) is made as of January 3, 2008 by and between Cascal B.V.1, a Dutch private limited liability company (“Cascal”) and Biwater Plc, a company organized under the laws of the United Kingdom (the “Parent”).
     Following the series of stock split and recapitalization transactions that will effectively result in a 2,067-for-1 split of Cascal’s shares, the Parent will indirectly own 21,849,343 common shares, par value EUR 0.50 per share, of Cascal. This Agreement is being entered into in order to state affirmatively the agreement of Parent to refer certain business opportunities to Cascal in accordance with the terms hereof after consummation of the planned initial public offering of Cascal (the “IPO”), in which a subsidiary of the Parent expects to sell for its own account a portion of the shares to be sold in the IPO.
     NOW, THEREFORE, in consideration of the mutual premises herein and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties hereby agree as follows:
1. Non-Compete Agreement.
          (a) The Parent agrees with Cascal that the Parent will refer, and will cause each of its subsidiaries to refer, to Cascal all future long-term water and wastewater project opportunities for Cascal’s consideration before the Parent or any of its subsidiaries considers the project for its own portfolio. In connection with such referral, Cascal will, and where appropriate Cascal shall cause the Cascal Group Member to, (i) acknowledge to and agree with Biwater that it will abide by any confidentiality obligations to which Biwater is subject and (ii) will retain as confidential any other information provided to Cascal by Biwater.
          (b) The Parent agrees with Cascal that it will take all reasonable measures to cause its direct and indirect subsidiaries and entities in which it has made any joint venture investments (in which it has a greater than 50% interest) other than Cascal, Cascal’s subsidiaries or Cascal’s joint venture investments (collectively along with Parent, “Biwater”) to refer to Cascal all future long-term water and wastewater project opportunities for Cascal’s consideration before Biwater considers the project for its own portfolio. If Cascal or any of its subsidiaries or joint venture investments (in which it has a greater than 50% interest) (collectively along with Cascal, referred to in this clause as “Cascal Group Member”) promptly elects to pursue the opportunity and continues in good faith to pursue the opportunity, Biwater will not be permitted to pursue the opportunity. Having elected to do so, if the Cascal Group Member subsequently determines that it does not wish to continue to pursue such an opportunity, Cascal will, or will cause the Cascal Group Member to, (i) immediately inform Biwater and (ii) offer to transfer the

[1]	Cascal B.V. will be converted to a Dutch public limited liability company and renamed Cascal N.V prior to the completion of its initial public offering.

opportunity to Biwater for development. Cascal agrees that time is of the essence in considering whether to elect to undertake a project. Cascal and Biwater acknowledge the benefit of regular dialogue through monthly business development meetings.
          (c) The agreement in this Section 1 will terminate upon the earlier of:
     (i) three years after the closing of the IPO; or
     (ii) Biwater owning less than 15% of Cascal’s outstanding common shares.
          (d) For the avoidance of doubt, this Section 1 will not restrict Biwater’s design, engineering, constructing or consulting businesses (including the Farrer business) and excludes all projects which have been previously notified to Cascal.
          (e) Upon termination of this Agreement, Biwater may elect to compete against Cascal for all future long-term water and wastewater project opportunities.
2. Additional Obligations of Parent.
          (a) The Parent shall use its best efforts to cause its subsidiary, Biwater Investments Limited, to satisfy its obligations under Sections 2 and 3 of the Agreement Relating to Registration Rights and Other Matters, dated as of January 1, 2008, between Biwater Investments Limited and Cascal.
          (b) The Parent acknowledges that Biwater and/or its Representatives (hereinafter defined) have been furnished and may in the future be furnished certain information which is non-public, confidential or proprietary in nature, including material non-public information within the meaning of the U.S. federal securities laws. Such information (whether provided orally or in written, electronic, recorded or other form) furnished or disclosed to Biwater and/or its employees, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, “Representatives”), together with analyses, compilations, studies or other documents or materials prepared by Biwater or Biwater’s Representatives which contain or otherwise reflect such information, is hereinafter referred to as the “Confidential Information.” For the avoidance of doubt, “Confidential Information” shall include all information provided by Cascal to the Parent that is reasonably requested by the Parent, which Cascal hereby agrees to provide in a timely manner, as necessary in order for the Parent and its officers (i) to comply with U.K. law (including U.K. corporate and tax law), (ii) to enable the Parent and its officers to operate the Parent’s business efficiently (including government statistics, pension information and tax calculations and computations), and (iii) monthly, semi-annual and annual financial reports under the accounting principles currently used by the Parent in its financial statements.
In consideration of the furnishing to Biwater of the Confidential Information, the Parent agrees as follows:
     (i) The Parent hereby acknowledges the confidential and proprietary nature of the Confidential Information, and agrees that the Confidential Information will be kept confidential by Biwater and Biwater’s Representatives and shall not, without the prior written consent of Cascal, be disclosed by Biwater or Biwater’s Representatives, in any manner whatsoever, in whole or in part. The Parent agrees that Biwater shall reveal Confidential Information only to those of Biwater’s Representatives who need to know the Confidential Information for lawful and legitimate business purposes, who are informed by Biwater of the confidential nature of the Confidential Information and who shall be bound by the terms and conditions of this confidentiality agreement (without the need for any additional joinder or signature page hereto).
     (ii) The Parent agrees to be responsible for any breach of this confidentiality agreement by Biwater or Biwater’s Representatives, including those whose relationship with Biwater terminates after the date hereof.
     (iii) The undertakings set forth herein shall not apply to any portion of the Confidential Information which (i) at the time of disclosure or thereafter is or becomes generally available to the public through no fault or action by Biwater or by Biwater’s Representatives, (ii) is or becomes available to Biwater on a nonconfidential basis from a source other than Cascal, its subsidiaries and/or its joint ventures (the “Cascal Group”) or any of its representatives, which source, to Biwater’s knowledge or to the knowledge of Biwater’s Representatives after reasonable inquiry, is not prohibited from disclosing such portions to Biwater by a contractual, legal or fiduciary obligation, (iii) was within Biwater’s possession prior to its being furnished to Biwater by or on behalf of the Cascal Group, provided that the source of such information was not, to Biwater’s knowledge or to the knowledge of Biwater’s Representatives after reasonable inquiry, (A) bound by a confidentiality agreement with the Cascal Group, or (B) subject to any duty, contractual or otherwise, prohibiting transmission of information to Biwater, or (iv) was independently developed or acquired by Biwater without violating any of Biwater’s obligations under this confidentiality agreement.
     (iv) The Parent hereby acknowledges that nothing in this confidentiality agreement shall give Biwater any right, title, license or interest whatsoever in or to the Confidential Information or to any existing or future intellectual property of the Cascal Group.
     (v) In the event that Biwater or any of Biwater’s Representatives receives notification of a legal requirement to disclose, or becomes legally compelled to disclose, any of the Confidential Information, the Parent will provide Cascal with prompt prior written notice, to the extent permitted by law, so that the Cascal Group may, at its sole expense, seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, or that Cascal waives compliance with the provisions of this confidentiality agreement, Biwater or Biwater’s Representatives, as the case may be, agree to furnish only that portion of the Confidential Information which the Parent’s legal counsel advises, in an opinion delivered to the Cascal Group, be disclosed and Biwater will use best efforts in cooperation with Cascal to obtain reasonably satisfactory assurances that the confidentiality of the Confidential Information will be maintained following its required disclosure.

     (vi) It is further understood and agreed that no failure or delay by the Cascal Group in exercising any right, power or privilege under this Section 2 will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
3. Miscellaneous.
     (a) No Inconsistent Agreements. The Parent will not, and will not permit any of its subsidiaries to, hereafter enter into any agreement with respect to its potential portfolio of projects which is inconsistent with or violates the rights granted to Cascal in this Agreement unless Cascal shall have consented to such agreement, which consent shall not be unreasonably withheld or delayed.
     (b) Remedies. Any party having rights under any provision of this Agreement will be entitled to enforce those rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement. In the event of any legal proceedings to enforce any provision of this Agreement, if a court of competent jurisdiction in a final, non-appealable order determines that Biwater or Biwater’s Representatives have breached this agreement, then the Cascal Group shall be entitled to recover its costs incurred to enforce this agreement, including, without limitation, attorneys’ fees and expenses to the extent that a court of competent jurisdiction awards the same to the Cascal Group in a final non-appealable order.
     (c) Amendment or Waiver. The provisions of this Agreement may be amended or waived only with both the written approval of Cascal and the Parent.
     (d) Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, and the Cascal Group, whether so expressed or not.
     (e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, that provision will be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of this Agreement.

     (f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all counterparts taken together will constitute one and the same agreement.
     (g) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     (h) Governing Law. This Agreement will be governed by the laws and jurisdiction of England (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters.
     (i) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to Cascal and the Parent at the addresses indicated below:
If to Cascal, to:
Cascal B.V.
Biwater House
Station Approach
Dorking
Surrey RH4 1TZ
United Kingdom
Attention: Chief Executive Officer
With a copy to:
Alan N. Waxman, Esq.
Squire, Sanders & Dempsey LLP
350 Park Avenue
New York, New York 10022-6022
Telephone: (212) 872-9831
Fax: (212) 872-9815

If to the Parent, to:
Biwater Plc
Station Approach
Dorking
Surrey RH4 1TZ
United Kingdom
Attention: Company Secretary
or to such other address or to the attention of such other person as the recipient has specified by prior written notice to the sender.
     Except as otherwise provided in this Agreement, each notice shall be effective and shall be deemed delivered on the earlier of (i) its actual receipt, if delivered personally, by courier service, or by fax (on the condition that the sending party has confirmation of transmission receipt of the notice), or (ii) on the third (3rd) day after the notice is postmarked for mailing by first class, postage prepaid, certified, or registered mail, with return receipt requested (whether or not the return receipt is subsequently received by the sender).
     (j) If the closing of the IPO does not occur on or before February 28, 2008, then this Agreement shall automatically terminate on that date.
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     IN WITNESS WHEREOF, the parties have executed, or have caused their duly authorized representatives to execute, this Agreement as of the date first written above.

Cascal B.V.
By:	/s/ Stephane Richer

Biwater Plc
By:	/s/ Martin Duffy